Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of xG Technology, Inc. on Form S-3 of our report dated April 12, 2016 on the financial statements of Integrated Microwave Technologies, LLC (the “Company”), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Integrated Microwave Technologies, LLC as of December 31, 2015 and for the year then ended , appearing in the amended Form 8-K of xG Technology, Inc. filed with the U.S. Securities and Exchange Commission on April 12, 2016.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 7, 2016